RCI Hospitality Announces Texas Patron Tax Settlement

HOUSTON, TX—May 28, 2015—RCI Hospitality Holdings, Inc. (NasdaqGM: RICK) today announced it has reached a settlement with the State of Texas over payment of the state’s Patron Tax on adult club customers.

To resolve the issue of taxes owed, RCI agreed to pay $10.0 million in equal monthly installments of $119,000 without interest over the next 84 months. Going forward, RCI agreed to remit the Patron Tax on a monthly basis, based on the current rate of $5 per customer.

For accounting purposes, RCI will discount the $10.0 million at an imputed interest rate of 9.6%, establishing a net present value for the settlement of $7.2 million. As a consequence, RCI will record an $8.2 million pre-tax gain for the third quarter ending June 30, 2015, representing the difference between the $7.2 million and what RCI previously accrued for the tax.

Eric Langan, President and CEO, commented, “We’re pleased to put another major issue of uncertainty behind us. It will result in a gain and will help us clean up our balance sheet.”

RCI has expensed, but did not pay the tax, since the second quarter of fiscal 2009. As of March 31, 2015, the company’s most recent reporting period, this totaled $17.1 million in current liabilities. RCI stopped remitting the tax after the State Court of Appeals for the Third District (Austin) affirmed a lower court judgement that the tax was unconstitutional.

The settlement covers 21 of 23 RCI subsidiaries. Payments for the two remaining subsidiaries, for which less than $0.9 million has been accrued, are being negotiated presently.

About RCI Hospitality Holdings, Inc. (NasdaqGM: RICK)

With 46 units, RCI Hospitality Holdings, Inc., through its subsidiaries, is the country’s leading company in adult gentlemen clubs and sports bars/restaurants. Adult clubs in New York City, Miami, Philadelphia, Charlotte, Dallas/Ft. Worth, Houston, Minneapolis, Indianapolis and other cities operate under brand names, such as “Rick's Cabaret,” “XTC,” “Club Onyx,” “Vivid Cabaret,” “Jaguars” and “Tootsie’s Cabaret.” Sports bars/restaurants operate under the brand name “Bombshells.” Please visit http://www.rcihospitality.com/

Forward-Looking Statements

This press release may contain forward-looking statements that involve a number of risks and uncertainties that could cause the company’s actual results to differ materially from those indicated in this press release, including the risks and uncertainties associated with operating and managing an adult business, the business climates in cities where it operates, the success or lack thereof in launching and building the company’s businesses, risks and uncertainties related to the operational and financial results of our Web sites, conditions relevant to real estate transactions, and numerous other factors such as laws governing the operation of adult entertainment businesses, competition and dependence on key personnel. The company has no obligation to update or revise the forward-looking statements to reflect the occurrence of future events or circumstances.

Media & Investor Contacts

Gary Fishman and Steven Anreder at 212-532-3232 or gary.fishman@anreder.com and steven.anreder@anreder.com